Exhibit 99.1

Royal Gold Reports Strong Financial Results
for Third Quarter Fiscal 2011

•	Royalty revenue of $55.5 million, a 59% increase year-over-year

•	Free cash flow1 of $48.9 million represented 88% of total revenue

•	Net income rose to $19.6 million, or $0.36 per basic share

•	Gold reserves2 increased 7.0% to 83.9 million ounces; silver reserves2 increased 4.0% to 1.4 billion ounces

DENVER, COLORADO. MAY 5, 2011: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) today announced net income attributable to Royal Gold stockholders of $19.6 million, or $0.36 per basic share, on royalty revenue of $55.5 million for the third quarter of fiscal 2011.  This compares to a net loss attributable to Royal Gold stockholders for the third quarter of fiscal 2010 of $5.8 million, or a negative $0.13 per basic share, on royalty revenue of $35.0 million. Excluding the after tax effect of two non-recurring items related to the Company’s acquisition of International Royalty Corporation for the 2010 third fiscal quarter, net income would have been $8.9 million or $0.20 per basic share.

For the nine-month period ended March 31, 2011, royalty revenue was $157.2 million and net income attributable to Royal Gold stockholders was $49.7 million, or $0.90 per basic share.  This compares to royalty revenue of $95.9 million and net income attributable to Royal Gold stockholders of $11.0 million, or $0.26 per basic share, for the nine-month period ended March 31, 2010.  Excluding the after tax effect of two non-recurring items, net income would have been $27.1 million or $0.65 per basic share for the fiscal 2010 nine-month period.

Free cash flow1 for the current quarter was $48.9 million, representing 88% of revenues, compared with free cash flow of $13.7 million or 39% of revenues for the comparable prior year quarter.  Excluding the impact of the non-recurring items, free cash flow would have been $30.6 million or 87% of revenues for the 2010 third fiscal quarter.

1
The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation depletion and amortization, non-cash charges and impairment of mining assets, if any, less non-controlling interests in operating income from consolidated subsidiary (see Schedule A).

2	Reserves subject to Royal Gold’s royalty interests.

The 59% increase in quarterly revenue was largely driven by new production from Andacollo and Voisey’s Bay, production increases at Peñasquito, and higher average gold and other metal prices.  The increase in revenue was partially offset by lower production at Cortez and a reduced royalty rate at Taparko.  The average price of gold for the third fiscal quarter of 2011 was $1,386 per ounce compared with $1,109 per ounce for the comparable period, representing a 25% increase.

As of March 31, 2011, the Company had a working capital surplus of $151.1 million.  Current assets were $185.0 million (including $125.8 million in cash and equivalents), compared to current liabilities of $33.9 million, resulting in a current ratio of 5 to 1.  Total debt outstanding under the Company’s credit facilities was $245 million as of March 31, 2011.

Tony Jensen, President and CEO, commented, “We are starting to see the revenue potential from three of our cornerstone royalties as Andacollo and Peñasquito continued to ramp up capacity and Voisey’s Bay regained production following its labor settlement.  In addition, two of our development properties, Holt and Wolverine, moved into production increasing our producing portfolio to 35 revenue-generating properties.  In the coming quarters, we expect further production gains at Peñasquito, Holt and Wolverine as they work towards full design capacity, as well as the commencement of production from Canadian Malartic scheduled for later this month.”

PROPERTY HIGHLIGHTS

Highlights at certain of the Company’s principal producing and development properties during the quarter ended March 31, 2011 are listed below:

Andacollo – Teck announced it will undertake a new expansion study to examine the feasibility of increasing annual production from 80,000 tonnes to approximately 100,000 to 120,000 tonnes of copper in concentrate.  The study is expected to be complete by the end of the fourth quarter of calendar 2011.

Voisey’s Bay – Production was strong for the quarter and appears to be at a steady-state following the resolution of the strike in February 2011.

Peñasquito – The mine averaged 94,400 tonnes per day during March and reached full processing capacity of 130,000 tonnes per day at the end of the quarter.  Goldcorp is continuing to focus on sustaining throughput at the 130,000 tonnes per day level.

Cortez – Barrick has returned its focus to production of Cortez Hills ore which, as previously discussed, will limit production of Pipeline ore subject to our royalty interests.

Robinson – Quadra reported that production at Robinson continued to be limited due to the lack of flexibility in the Ruth Pit.  A secondary access ramp is being constructed and mud is being removed from the bottom of the pit which should improve flexibility.  As a result of these improvements, Quadra expects calendar 2011 throughput to increase in the second half of 2011.

Mulatos – Alamos reported lower than expected first quarter production due to lower than budgeted crusher throughput.  They also announced that a mill will be constructed on site to supplement the heap leach production and is expected to be operational in the fourth quarter of calendar 2011.

Dolores – Minefinders reported record quarterly production, in line with their 2011 annual production forecast of 65,000 to 70,000 ounces of gold and 3.3 million to 3.5 million ounces of silver.

Wolverine – The processing plant is expected to hit commercial production levels of 60 to 70% of design capacity by late in the third calendar quarter and reach full design capacity levels of 1,700 tonnes per day by the end of calendar 2011.

Holt – St Andrew Goldfields announced that the Holt mine achieved commercial production during the quarter.  They expect to continue ramping up production from the current level of approximately 500 tonnes per day to 1,000 tonnes per day by the end of calendar 2011.  Oral arguments were held on March 28, 2011, related to the dispute over the payor of the royalty and parties are awaiting the court ruling.

Canadian Malartic – On April 13, 2011, Osisko announced that the first gold bar was poured at its Canadian Malartic mine and that they remain on track for commercial production by the end of May 2011.  Also during the quarter, Osisko exercised its buy-out option to purchase 50% of Royal Gold’s net smelter return (“NSR”) royalty for $1.5 million.  Royal Gold now holds a 1.0% to 1.5% sliding-scale NSR royalty.

Mt. Milligan – The winter work program continued at Mt. Milligan.  Thompson Creek expects production to commence in the second half of calendar 2013.

Pascua-Lama – Barrick reported that, as of the end of April, approximately 45% of the pre-production budget of $3.3 to $3.6 billion has been committed.  Earthworks are more than 65% complete and preparations are underway to begin pre-stripping in the fourth quarter.  Barrick estimates production will commence in the first half of 2013.

RECENT DEVELOPMENTS

Updated Annual Reserves for Precious Metals

At the end of calendar 2010, total precious metals reserves as reported by the operators of the properties subject to the Company’s royalty interests include 83.9 million ounces of gold and 1.4 billion ounces of silver.  This reflects a gain of 7.0% or 5.4 million ounces of gold and 4.0% or 53 million ounces of silver, net of depletion, over the prior calendar year-end.

Third quarter fiscal 2011 production and revenue for the Company’s principal royalty interests are shown in Table 1.  For more detailed information about each of our principal royalty properties, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

CORPORATE PROFILE

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalties and similar interests.  The Company’s current portfolio consists of 187 properties on six continents, including interests on 35 producing mines and 24 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:
Karen Gross
Vice President and Corporate Secretary
(303) 575-6504

Note: Management’s conference call reviewing the second quarter results will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling
(800) 603-2779 (North America) or (973) 200-3960 (international), access #37268428.  The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section.  A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

___________________________

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements about the revenue potential from three of our cornerstone royalties, continued ramp up at Andacollo and Peñasquito, the commencement of revenue from Wolverine and Holt, production gains at Andacollo, Peñasquito, Holt and Wolverine as they work towards full design capacity, commencement of production from Canadian Malartic, mine development at Mt. Milligan and Pascua-Lama, expected production at Mt. Milligan, and proven and probable precious metals reserves subject to the Company’s royalty interests.  Factors that could cause actual results to differ materially from the projections include, among others, precious metals prices, performance of and production at the Company's royalty properties, decisions and activities of the operators of the Company's royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, delays in the operators securing or their inability to secure necessary governmental permits, changes in operator’s project parameters as plans continue to be refined, economic and market conditions, possible liquidity and production problems at the Company’s royalty properties, litigation, the ability of the various operators to bring projects into production as expected, and other subsequent events, as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

*Free Cash Flow:  The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting.  Free cash flow is a non-GAAP financial measure.  The Company defines free cash flow as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets less non-controlling interests in operating income of consolidated subsidiaries.  While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles.  See Schedule A, attached to this press release for a GAAP reconciliation.

TABLE 1
Quarter Ended March 31, 2011
Royalty Production and Revenue for Principal Royalty Interests

				THREE MONTHS ENDED MARCH 31, 2011		THREE MONTHS ENDED MARCH 31, 2010
PROPERTY	ROYALTY	OPERATOR	METAL	Royalty Revenue ($ Millions)	Reported Production 1	Royalty Revenue ($ Millions)	Reported Production 1
Andacollo 2	75% NSR	Teck	Gold	11.9	11,519 oz.	-	-
Voisey’s Bay 3,4	2.7% NSR	Vale	Nickel Copper	10.1	32.3M lbs. 19.0M lbs.	-	-
Peñasquito 3	2.0% NSR	Goldcorp	Gold Silver Lead Zinc	5.6	51,460 oz. 4.1M oz. 31.4M lbs. 59.5M lbs.	1.8	25,254 oz. 1.7M oz. 11.1M lbs. 14.4M lbs.
Leeville	1.8% NSR	Newmont	Gold	3.5	139,214 oz.	2.4	117,722 oz.
Cortez 5	GSR1 and GSR2 GSR3 NVR1	Barrick	Gold	3.1	33,950 oz.	7.2	99,144 oz.
Robinson 3	3.0% NSR	Quadra	Gold Copper	2.8	9,832 oz. 18.2M lbs.	3.4	23,978 oz. 28.0M lbs.
Mulatos 6	1.0 - 5.0% NSR	Alamos	Gold	2.6	36,200 oz.	2.3	41,600 oz.
Holt 7,8	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	1.6	6,412 oz.	-	-
Las Cruces 3,4	1.5% NSR	Inmet	Copper	1.4	21.3M lbs.	-	-
Dolores	3.25% NSR (Au) 2.0% NSR (Ag)	Minefinders	Gold Silver	1.4	16,991 oz. 883,760 oz.	1.1	19,684 oz. 260,668 oz.
Taparko	2.0% GSR	High River	Gold	1.0	37,060 oz.	8.0	28,795 oz
Gwalia Deeps 4	1.5% NSR	St Barbara	Gold	0.7	32,215 oz.	-	-
Wolverine 4,9,10	0.0% - 9.445% NSR	Yukon Zinc	Gold Silver	0.1	33,214 oz.	-	-
Other Royalty Properties 11	-	-	Various	9.7	-	8.8	-
Total Royalty Revenue				55.5		35.0
See footnotes on page 6.

FOOTNOTES

1
Reported production relates to the amount of metal sales that are subject to our royalty interests for the three months ended March 31, 2011 and March 31, 2010, as reported to us by the operators of the mines.

2
The royalty rate is 75% until 910,000 payable ounces of gold have been produced – 50% thereafter.  There have been approximately 35,400 of cumulative payable ounces produced as of March 31, 2011.  Gold is produced as a by-product of copper.

3	Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.
4	These royalty interests were acquired in February 2010 as part of the IRC transaction.
5	Royalty percentages: GSR1 and GSR2 – 0.40 to 5.0% (sliding-scale); GSR3 – 0.71%; NVR1 – 0.39%.
6
The Company’s royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 694,000 ounces of cumulative production, as of March 31, 2011.  NSR sliding-scale schedule (price of gold per ounce – royalty rate):  $0.00 to $299.99 – 1.0%; $300 to $324.99 – 1.50%; $325 to $349.99 – 2.0%; $350 to $374.99 – 3.0%; $375 to $399.99 – 4.0%; $400 or higher – 5.0%.

7
In November 2008, the operator made application to a court in Ontario, Canada, for a declaration that it is not obligated to pay the entire royalty defined under the royalty agreement and to dispute the royalty rate.  The operator claims that its predecessor in interest is responsible for payment of some or all of the royalty. On July 23, 2009, the court upheld that Royal Gold is entitled to payment from the predecessor of the full amount of the NSR sliding-scale royalty and that the operator's obligation is to reimburse the predecessor for payment of the royalty up to a flat rate of 0.013% NSR.  On August 21, 2009, the predecessor appealed the portion of the judgment holding it responsible for paying the royalty.  On December 9, 2009, Royal Gold was made a party to the appeal.  Oral arguments were heard on March 28, 2011, and parties are awaiting the outcome.

8	Production includes approximately 1,400 ounces attributable to the quarter ended December 31, 2010.
9	Gold royalty rate is based on the price of silver per ounce. NSR sliding-scale schedule (price of silver per ounce – royalty rate): Below $5.00 – 0.0%; $5.00 to $7.50 – 3.778%; >$7.50 – 9.445%.
10	Due to the amount of the initial royalty payment, revenue was attributed to silver production only.
11
“Other” includes all of the Company’s non-principal producing royalties for the three months ended March 31, 2011 and 2010.  Individually, no royalty included within “Other” contributed greater than 5% of our total royalty revenue for any of the periods.

ROYAL GOLD, INC.
Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	March 31,	June 30,
	2011	2010
ASSETS
Cash and equivalents	$125,771	$324,846
Royalty receivables	46,503	40,363
Income tax receivable	5,459	3,432
Prepaid expenses and other current assets	7,263	2,627
Total current assets	184,996	371,268
Royalty interests in mineral properties, net	1,715,820	1,467,983
Other assets	11,911	22,082
Total assets	$1,912,727	$1,861,333
LIABILITIES
Current portion of long-term debt	$15,600	$26,000
Accounts payable	2,900	2,367
Dividends payable	6,086	4,970
Other current liabilities	9,352	2,437
Total current liabilities	33,938	35,774
Long-term debt	229,400	222,500
Net deferred tax liabilities	156,480	152,583
Other long-term liabilities	22,757	16,928
Total liabilities	442,575	427,785
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares
authorized; and 0 shares issued	-	-
Common stock, $.01 par value, 100,000,000 shares
authorized; and 53,545,038 and 53,324,171 shares	536	534
Exchangeable shares, no par value, 1,806,649 shares
issued, less 269,253 and 176,540 redeemed shares,	67,661	71,741
Additional paid-in capital	1,289,942	1,284,087
Accumulated other comprehensive income (loss)	73	(34)
Accumulated earnings	84,411	51,862
Treasury stock, at cost (0 and 96,675 shares, respectively)	-	(4,474)
Total Royal Gold stockholders’ equity	1,442,623	1,403,716
Non-controlling interests	27,529	29,832
Total equity	1,470,152	1,433,548
Total liabilities and equity	$1,912,727	$1,861,333

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	For The Three Months Ended
	March 31,	March 31,
	2011	2010
Royalty revenues	$55,546	$35,043

Costs and expenses
Costs of operations (exclusive of depreciation, depletion and
amortization shown separately below)	3,544	1,894
General and administrative	3,182	3,444
Exploration and business development	1,105	988
Depreciation, depletion and amortization	15,838	13,002
Severance and acquisition related costs	-	16,946
Total costs and expenses	23,669	36,274

Operating income (loss)	31,877	(1,231)

Interest and other income	756	255
Interest and other expense	(1,986)	(1,210)
Income (loss) before income taxes	30,647	(2,186)

Income tax expense	(10,339)	(2,742)
Net income (loss)	20,308	(4,928)
Net income attributable to non-controlling interests	(743)	(826)
Net income (loss) attributable to Royal Gold stockholders	$19,565	$(5,754)

Net income (loss)	$20,308	$(4,928)
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available for sale
securities	(44)	(54)
Comprehensive income (loss)	20,264	(4,982)
Comprehensive income attributable to non-controlling interests	(743)	(826)
Comprehensive income (loss) attributable to Royal Gold
stockholders	$19,521	$(5,808)

Net income (loss) per share available to Royal Gold common
stockholders:
Basic earnings (loss) per share	$0.36	$(0.13)
Basic weighted average shares outstanding	55,076,556	44,976,419
Diluted earnings (loss) per share	$0.35	$(0.13)
Diluted weighted average shares outstanding	55,337,201	44,976,419
Cash dividends declared per common share	$0.11	$0.09

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	For The Nine Months Ended
	March 31,	March 31,
	2011	2010
Royalty revenues	$157,199	$95,895

Costs and expenses
Costs of operations (exclusive of depreciation, depletion and
amortization shown separately below)	8,684	4,733
General and administrative	10,836	8,611
Exploration and business development	2,619	2,487
Depreciation, depletion and amortization	50,768	36,180
Severance and acquisition related costs	-	19,161
Total costs and expenses	72,907	71,172

Operating income	84,292	24,723

Interest and other income	4,464	2,158
Interest and other expense	(6,088)	(1,730)
Income before income taxes	82,668	25,151

Income tax expense	(28,641)	(10,606)
Net income	54,027	14,545
Net income attributable to non-controlling interests	(4,320)	(3,558)
Net income attributable to Royal Gold stockholders	$49,707	$10,987

Net income	$54,027	$14,545
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available for sale
securities	107	93
Comprehensive income	54,134	14,638
Comprehensive income attributable to non-controlling interests	(4,320)	(3,558)
Comprehensive income attributable to Royal Gold
stockholders	$49,814	$11,080

Net income per share available to Royal Gold common
stockholders:
Basic earnings per share	$0.90	$0.26
Basic weighted average shares outstanding	55,035,172	41,825,974
Diluted earnings per share	$0.90	$0.26
Diluted weighted average shares outstanding	55,301,023	42,118,943
Cash dividends declared per common share	$0.31	$0.26

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	For The Nine Months Ended
	March 31,	March 31,
	2011	2010
Cash flows from operating activities:
Net income	$54,027	$14,545
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation, depletion and amortization	50,768	36,180
Gain on distribution to non-controlling interest	(2,798)	(1,942)
Deferred tax benefit	(1,680)	(5,205)
Non-cash stock-based compensation expense	5,010	5,636
Tax benefit of stock-based compensation exercises	(1,031)	(878)
Other	-	371
Changes in assets and liabilities:
Royalty receivables	(6,139)	(13,219)
Prepaid expenses and other assets	(223)	2,940
Accounts payable	(201)	(8,737)
Income taxes payable (receivable)	(901)	(1,675)
Other liabilities	5,519	(673)
Net cash provided by operating activities	$102,351	$27,343
Cash flows from investing activities:
Acquisition of royalty interests in mineral properties	(279,500)	(217,942)
Acquisition of International Royalty Corporation, net of
cash acquired	-	(270,233)
Change in restricted cash - compensating balance	-	19,250
Proceeds on sale of Inventory - restricted	4,396	3,442
Deferred acquisition costs	(2,083)	(413)
Other	1,348	(85)
Net cash used in investing activities	$(275,839)	$(465,981)
Cash flows from financing activities:
Borrowings from credit facilities	19,500	255,000
Tax benefit of stock-based compensation exercises	1,031	878
(Prepayment of) borrowings under Chilean loan facility	-	(19,250)
Repayment of debt	(23,000)	-
Repayment of debenture	-	(29,513)
Proceeds from foreign exchange contract	-	4,101
Common stock dividends	(16,042)	(10,206)
Proceeds from issuance of common stock	-	1,471
Distribution to non-controlling interests	(6,068)	(3,442)
Debt issuance costs	(764)	(1,319)
Other	(244)	2
Net cash (used in) provided by financing activities	$(25,587)	$197,722
Net increase (decrease) in cash and equivalents	(199,075)	(240,916)
Cash and equivalents at beginning of period	324,846	294,566
Cash and equivalents at end of period	$125,771	$53,650

Non-GAAP Financial Measures
The Company computes and discloses free cash flow and free cash flow as a percentage of revenues.  Free cash flow is a non-GAAP financial measure.  Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries.  Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio.  Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, shareholder dividends, and to service the Company’s debt obligations.  Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations.  Below is the reconciliation to operating income:

Royal Gold, Inc.
Free Cash Flow Reconciliation

	For The Three Months Ended
	March 31,
	(Unaudited, in thousands)
	2011	2010

Operating income (loss)	$31,877	$(1,231)
Depreciation, depletion and amortization	15,838	13,002
Non-cash employee stock compensation	1,803	2,549
Non-controlling interests in operating income of consolidated subsidiaries	(654)	(625)
Free cash flow	$48,864	$13,695

	For The Nine Months Ended
	March 31,
	(Unaudited, in thousands)
	2011	2010

Operating income	$84,292	$24,723
Depreciation, depletion and amortization	50,768	36,180
Non-cash employee stock compensation	5,010	5,636
Non-controlling interests in operating income of consolidated subsidiaries	(1,522)	(1,616)
Free cash flow	$138,548	$64,923